UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AEROJET ROCKETDYNE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE MAXIMIZATION

comprised of the following individuals

speaking individually and not as or on behalf of the company:

GAIL BAKER

MARION C. BLAKEY

MAJ. GEN. CHARLES F. BOLDEN, USMC (RET.)

GENERAL KEVIN P. CHILTON, USAF (RET.)

THOMAS A. CORCORAN

EILEEN P. DRAKE

DEBORAH LEE JAMES

GENERAL LANCE W. LORD, USAF (RET.)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE MAXIMIZATION

REMINDS STOCKHOLDERS TO SUBMIT CONSENTS

TO CALL A SPECIAL MEETING OF STOCKHOLDERS NEXT MONTH

EL SEGUNDO, Calif., May 23, 2022. Eileen P. Drake (the CEO of Aerojet Rocketdyne (NYSE: AJRD)) and the other members of the Committee For Aerojet Rocketdyne Shareholders and Value Maximization (the “Committee”) filed a definitive solicitation statement with the Securities and Exchange Commission in connection with the solicitation of agent designations to call a special meeting of stockholders of Aerojet Rocketdyne Holdings, Inc. (the “Company”) on May 3, 2022, with the ultimate desire to get to a meeting so that stockholders can finally vote on their Board of Directors.

Today, the Committee reminds stockholders to submit agent designations as soon as possible so that a special meeting of stockholders can be held in June.

We believe this is a necessary step in light of Executive Chairman Warren Lichtenstein’s and his associates’ continuing flip-flopping on the issue and unwillingness to agree upon a fixed and unconditioned meeting date and record date for the Company’s 2022 annual meeting. The Company’s last annual meeting was held over a year ago – on May 5, 2021. For the past several months, the Committee has sought to establish a fixed and unconditioned date for the 2022 annual meeting, so that Aerojet Rocketdyne stockholders get the opportunity to decide the composition of their Board of Directors. Please join the Committee in moving ahead toward setting a definitive meeting date so the Company’s Board of Directors can finally be voted upon.

Shareholders with questions can contact our solicitor: D.F. King & Co., (212) 269-5550 (collect) or via e-mail at AJRD@dfking.com.

Important Information

This communication is being sent by members of the Committee in their individual capacity, and not on or behalf of Aerojet Rocketdyne Holdings, Inc (the “Company”). No Company resources were used in connection with these materials. On May 3, 2022, Eileen P. Drake and the other members of the Committee For Aerojet Rocketdyne Shareholders and Value Maximization filed a definitive solicitation statement with the Securities and Exchange Commission in connection with the solicitation of agent designations to call a special meeting of stockholders of the Company.

Contact:

D.F. King & Co., Inc.

Edward T. McCarthy / Tom Germinario

AJRD@dfking.com

Committee’s Website:

https://maximizeajrdvalue.com